Exhibit 10.1

Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119

February 18, 2020

David Goeckeler
[address redacted]

Dear David,

It is with great pleasure that we at Western Digital extend this offer of employment to you to serve as our Chief Executive Officer reporting to the Board of Directors. In connection with your appointment as our Chief Executive Officer, the Board of Directors also intends to appoint you as a member of the Board, effective on or around your employment start date. This offer is contingent upon successful completion of background and reference checks.

Salary
This position is exempt and will pay an annual base salary of $1,250,000 (US Dollars).

Annual Short-Term Incentive Compensation During your employment, you will be eligible to participate in Western Digital's Executive Short-Term Incentive (STI) Plan beginning with a pro rata award for fiscal year 2020. The performance period is Western Digital’s fiscal year, which begins on or about July 1 each fiscal year. Your start date must be at least one month prior to the end of the fiscal year to be eligible to participate. The payout will be based on your eligible wages earned during the performance period. Funding will be based on corporate business results and is contingent upon approval by the Compensation Committee of the Board of Directors (Committee). Your individual target payout is 175% of your eligible earnings for each performance period.

Annual Long-Term Incentive Compensation
During your employment, you will also be eligible to receive awards under our annual long-term incentive (LTI) program beginning in fiscal year 2021. Contingent upon approval by the Committee, we will recommend a fiscal year 2021 LTI award with a market value at grant of $12,000,000 (US Dollars). The LTI award will consist of 40% restricted stock units (RSUs) and 60% performance stock units (PSUs).

Sign-On Awards
Contingent upon your commencing employment with Western Digital, you will receive the following sign-on awards with an aggregate market value at grant of $34,000,000 (US Dollars):

RSU Award
The sign-on award will include an RSU grant with a market value at grant of $10,000,000 (US Dollars) which will be subject to Western Digital's Standard Terms and Conditions for restricted stock unit awards. This award value will be converted to a number (rounded down to the nearest whole number) of RSUs equal to (i) $10,000,000 (US Dollars), divided by (ii) the closing stock price of a share of Western Digital’s common stock as of the grant date of the award. The grant date will be within 30 calendar days of your first day of employment at Western Digital. These RSUs are to be settled in shares of Western Digital common stock at the time of vesting. Vesting will occur in substantially equal annual installments on each of the next two (2) anniversaries of the date of grant. Please note that vesting will cease upon termination of your service with Western Digital or one of its subsidiaries, except if we terminate your employment without “Cause” (as defined in Western Digital’s Executive Severance Plan). If we terminate your employment without Cause, the sign-on RSU award will fully vest and be settled in connection with your separation date provided that you satisfy applicable release requirements.

PSU Award
The sign-on award will include a PSU grant with a market value at grant of $20,500,000 (US Dollars) which will be subject to Western Digital's Standard Terms and Conditions for performance stock unit awards. This award value will be converted to a number (rounded down to the nearest whole number) of PSUs equal to (i) $20,500,000 (US Dollars), divided by (ii) the closing stock price of a share of Western Digital’s common stock as of the grant date of the award. The grant date will be within 30 calendar days of your first day of employment at Western Digital. These PSUs are to be settled in shares of Western Digital common stock at the time of vesting. Vesting will be based on Western Digital’s relative TSR performance compared to the S&P 500 Index constituents over a three (3) year period, with payout of 50% at 25th percentile performance, 80% payout at median performance and 150% payout at 75th percentile performance. Payout for performance between these points will be determined using straight line interpolation. Please note that vesting will cease upon termination of your service with Western Digital or one of its subsidiaries, except if we terminate your employment without Cause. If we terminate your employment without Cause, the sign-on PSU award will remain outstanding and subject to the performance conditions underlying the award; the award will settle at the end of the performance period based on Western Digital’s actual performance under the award provided that you satisfy applicable release requirements.

Sign-On Cash
The sign-on award will include a cash payment of $3,500,000 (US Dollars), payable within three weeks of your start date. The sign-on cash award is subject to repayment to Western Digital if you do not remain employed by Western Digital through the first anniversary of your start date, unless we terminate your employment without Cause. If we terminate your employment without Cause, you will not be required to repay the sign-on cash award if you provide a satisfactory release of claims to Western Digital. The sign-on cash award is considered taxable income to you.

Change in Control
Western Digital’s current Standard Terms and Conditions for RSUs and PSUs generally provide that, in connection with a transaction in which Western Digital will not survive or will not survive as a public company in respect of our common stock, the Committee may provide that performance will be deemed satisfied as to open PSU performance periods at 100% of the applicable “target” level or such greater level as the Committee may provide, a unit subject to the awards may be settled in cash based on the closing transaction price, and if the awards are to be terminated (and not assumed or continued) in the transaction, all time-based vesting requirements applicable to RSUs and PSUs will be deemed satisfied. In addition to the foregoing change in control benefits, you will be entitled to severance benefits in the event you are terminated without “Cause” or you resign for “Good Reason” following a Change in Control pursuant to Western Digital’s Change of Control Severance Plan. Such severance benefits generally consist of: a lump sum payment equal to two times your annual base salary plus target STI award; 100% vesting of any unvested outstanding equity awards, with any performance-based equity awards becoming vested at target; and 24 months of continued health and welfare benefits.

Confidential Information
As a condition of employment, immediately upon hire you will be required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information and such other subject matter, which Western Digital considers vital to protect its operation. Please also be advised that Western Digital respects the confidential information and trade secrets of others and endeavors to comply with all laws regarding the use and protection of trade secret information. Western Digital takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. Western Digital does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto Western Digital’s premises. You are prohibited from using trade secret or confidential information or property of any previous employer or other person in connection with carrying out your job duties at Western Digital.

Employment Terms
You are employed by Western Digital on an at-will basis. This means that either you or Western Digital may terminate the employment relationship at any time, with or without cause. The at-will nature of your employment with Western Digital can only be changed by an agreement in writing signed by you and the Chief Human Resources Officer. Furthermore, by accepting employment with Western Digital, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for Western Digital. You agree to provide Western Digital with a copy of any and all agreements with a third party that contain any restrictions or obligations that conflict with, or are inconsistent with, the performance of your duties for Western Digital.

Benefits
As a senior leader in the organization you will not accrue vacation hours, but will coordinate your time off around the needs of the business. You will be eligible on your first day of employment for our benefits plan, which allows you to choose the coverage that fits your needs. You will also be eligible to join the Western Digital Corporation 401(k) Plan immediately. You will receive a complete benefits summary during your orientation on your first day of employment. Your position qualifies you for additional benefits provided exclusively to executives of your level including Financial Counseling Reimbursement and company paid life insurance up to $500,000 (US Dollars) (which may require evidence of insurability).

Employment Commencement
Your first day of employment will be a mutually acceptable date in March 2020 to be determined. Your work location will be at our headquarters at 5601 Great Oaks Parkway, San Jose, CA 95119. On your first day, you will be required to provide authentic documents that establish your identity and employment eligibility.

Notwithstanding anything else contained herein to the contrary, this offer and your employment by Western Digital are subject to your appointment by the Board of Directors as Western Digital’s Chief Executive Officer.

If there are any questions of which I may be of assistance, please let me know.

Sincerely,

/s/Lori Sundberg

Lori Sundberg
Chief Human Resources Officer

Accepted and Agreed:

/s/David Goeckeler	Date: 03/02/20
David Goeckeler